UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Universal Stainless & Alloy Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

April 25, 2014

Dear Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on May 13, 2014, at the Universal Stainless, North Jackson facility located at 2058 South Bailey Road, North Jackson, OH 44451.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Annual Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

Dennis M. Oates

Chairman of the Board, President and Chief Executive Officer

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 13, 2014

The Annual Meeting of Stockholders will be held on May 13, 2014 beginning at 10:00 a.m., local time, at the Universal Stainless, North Jackson facility located at 2058 South Bailey Road, North Jackson, OH 44451.

Only holders of the Company’s common stock at the close of business on March 27, 2014 will be entitled to vote at the Annual Meeting. A list of persons who were stockholders as of that date and time will be available for examination by any stockholder at the Annual Meeting and for the ten days prior to the meeting during regular business hours, at the Company’s executive offices located at 600 Mayer Street, Bridgeville, PA 15017. Stockholders as of the record date may vote in person or by proxy. At the Annual Meeting we will:

1.    Elect a Board of Directors;

2.    Vote on an advisory, non-binding resolution to approve the compensation for the Company’s named executive officers;

3.    Vote to ratify the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2014; and

4.    Attend to any other business properly presented at the meeting.

Your Board of Directors unanimously recommends that you vote in favor of director nominees described in this Proxy Statement, for the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers and in favor of the ratification of Schneider Downs & Co., Inc. as the Company’s independent registered public accountants for 2014.

This booklet includes the Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2013 Annual Report on Form 10-K is also enclosed.

By Order of the Board of Directors,

Paul A. McGrath

Vice President of Administration, General Counsel and Secretary

April 25, 2014

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2014.

The proxy statement, the 2014 President’s Letter and the 2013 Annual Report of Universal Stainless & Alloy Products, Inc. are available to review at: http://www.RRDEZProxy.com/2014/UniversalStainless.

April 25, 2014

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

600 MAYER STREET

BRIDGEVILLE, PENNSYLVANIA 15017

PROXY STATEMENT

For 2014 Annual Meeting of Stockholders

BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation (“Universal Stainless” or the “Company”), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 25, 2014. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s common stock, and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING PROCEDURES

Who May Vote

Universal Stainless common stockholders of record at the close of business on March 27, 2014 are entitled to vote at the Annual Meeting. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card but do not mark any voting selections, your shares represented by your proxy card will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a “beneficial owner” of Universal Stainless common stock. In order to vote your shares, you must give voting instructions to the “nominee holder” of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the Annual Meeting. You may obtain directions to attend the Annual Meeting and vote in person by contacting Paul A. McGrath, Secretary, at (412) 257-7600.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

•	sending a revised proxy dated later than the earlier proxy; or

•	voting in person at the Annual Meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 7,058,533 shares of Universal Stainless common stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold votes from director nominees, you will be considered part of the quorum. Broker non-votes also count as shares present for purposes of determining whether a quorum is present.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal in its discretion in the absence of voting instructions. The ratification of the appointment of Schneider Downs & Co. as the Company’s independent registered public accountants is considered a routine matter with respect to which brokers will have the authority to vote in the absence of voting instructions. Brokers will not have the authority in the absence of voting instructions to vote in the election of directors or with respect to the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved and are not expected to have any effect on the outcome of any proposal to be considered at the Annual Meeting.

The affirmative vote of a plurality of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon is required for the election of directors. With regard to the election of directors, votes may be cast in favor of nominees or withheld.

Each of (i) the approval of the advisory, non-binding resolution to approve the compensation for the Company’s named executive officers and (ii) the ratification of the appointment of Schneider Downs & Co., Inc. as the Company’s independent registered public accounts for 2014 require the affirmative vote of a majority of the shares of common stock present and entitled to vote thereon at the meeting. An abstention will have the effect of a negative vote with respect to these proposals.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential. Overall voting results for the matters considered at the Annual Meeting will be disclosed publicly in accordance with applicable rules and regulations of the Securities and Exchange Commission (the “SEC”).

PROPOSALS YOU MAY VOTE ON

1.    Election of Directors

There are five nominees for election this year. Detailed information on each nominee is provided under the heading “Nominees for Election as Directors.” All directors are elected annually and serve a one-year term, until the next Annual Meeting or until their successors are duly elected and qualified. If any candidate is unable to stand for election at this Annual Meeting, the Board may reduce its size or designate a substitute. If a substitute is designated, shares represented by validly submitted and unrevoked proxies that would have been voted for the original candidate will be voted for the substituted candidate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEE DIRECTORS.

2.    Approval of the Compensation for the Named Executive Officers in an Advisory, Non-Binding Vote

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material. Our Board of Directors has adopted a policy to hold an annual advisory (non-binding) stockholder vote to approve the compensation of our named executive officers until the next stockholder vote on the frequency of such advisory votes. We are required to hold such frequency votes at least every six years, and we expect the next such frequency vote to be held in 2017.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to provide compensation levels to attract and retain exceptional managerial talent for the present and future and to offer incentive-based programs (i) in order to challenge managers to support the corporate business goals from within their area of authority and (ii) in the interests of Company stockholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

Highlights of our executive compensation programs include the following:

•	the Compensation Committee’s intention is for a substantial portion of the named executive officers’ compensation to be at risk;

•	the balance between annual and longer term compensation achieves consistency in goal setting that considers both short term results and building a platform for future profitable growth;

•	incentive compensation is based on measurable and objective financial and business metrics;

•	award opportunities under the incentive programs are contingent on meeting performance targets that, in the view of the Compensation Committee, are significant challenges to management; and

•

the Company has stock ownership guidelines for its named executive officers, which call for a minimum level of stock ownership, which is designed to further link their interests to increased stockholder value.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goal of offering total compensation consisting of base salary and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in that proxy statement.”

The “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

3.    Ratification of the Appointment of Schneider Downs & Co., Inc. as the Company’s Independent Registered Public Accountants for 2014.

The Audit Committee has appointed Schneider Downs & Co., Inc. (“SD”) as our independent registered public accountants for 2014. The Board has directed that the appointment of the independent registered public accountants be submitted for ratification by the stockholders at the Annual Meeting. SD has served as our independent registered public accountants since 2003.

Stockholder ratification of the selection of SD as Universal Stainless’ independent registered public accountants is not required by Universal Stainless’ By-laws or otherwise. However, the Board of Directors is submitting the appointment of SD to the stockholders for ratification as a matter of what it considers to be best practices in corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will retain discretion as to whether or not to retain SD. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Universal Stainless and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SCHNEIDER DOWNS  & CO., INC. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2014.

NOMINEES FOR ELECTION AS DIRECTORS

Dennis M. Oates, 61, has been a Director of Universal Stainless since 2007. Mr. Oates has been President and Chief Executive Officer of the Company since January 2008. In May 2010, Mr. Oates was elected to the additional role of Chairman of the Board of Directors. Mr. Oates served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, from 2003 to 2007. Prior to joining Carpenter in 2003, Mr. Oates served for five years as President and Chief Executive Officer of TW Metals, a distributor of metal products. Previously, he held the post of President and Chief Operating Officer for Connell Limited Partnership, a metals recycling and metal fabrication company. Mr. Oates began his career at Lukens Steel Company, a subsidiary of Lukens Inc., where he ultimately became President and Chief Operating Officer. Mr. Oates is past Chairman of the North American Specialty Metals Council and currently serves on the Metals Service Center Institute Board of Directors. Since 2011 Mr. Oates served as the Vice Chairman of Specialty Steel Institute of North America and is a current Board Member of the National Association of Corporate Directors, Three Rivers Chapter.

The Board believes that Mr. Oates’s qualifications include among other things: extensive knowledge of the specialty steel industry and aerospace markets, significant leadership experience and a detailed understanding of the Company’s operations.

Christopher L. Ayers, 47, has been a Director of Universal Stainless since April 2009. Mr. Ayers has been the President and Chief Executive Officer of WireCo WorldGroup, Inc., a leading producer of specialty steel wire ropes and high performance synthetic ropes, since July 2013. Prior to that, Mr. Ayers served as an Executive Vice President of Alcoa Inc. and President of its Global Primary Products Business from May 2011 to May 2013. Prior to becoming President of that business, Mr. Ayers served as the Chief Operating Officer from September 2010 to

May 2011. Mr. Ayers also served as the Chief Operating Officer of Alcoa Cast, Forged and Extruded Products from February 2010 to August 2010. From 1999 through 2008, Mr. Ayers served in various management roles at Precision Castparts Corp., a manufacturer of metal components and products, including as Executive Vice President from 2006 to 2008, President – PCC Forgings Division from 2006 to 2008, President – Wyman Gordon Forgings from 2004 to 2006 and Vice President/General Manager from 2003 to 2004.

The Board believes that Mr. Ayers’ qualifications include among other things: extensive knowledge of the specialty steel industry and a detailed understanding of the Company’s operations.

Douglas M. Dunn, 71, has been a Director of Universal Stainless since 1997. Mr. Dunn has been the managing partner of Dunn Associates, a partnership owning and managing real estate investments, since 1971. Since March 2011, Mr. Dunn has served on the Board of Directors of Umami Sustainable Seafood Inc., an owner and operator of aquaculture operations. Mr. Dunn was Dean of the Graduate School of Industrial Administration (now the Tepper School of Business), Carnegie Mellon University, from 1996 to 2002. Mr. Dunn has served on other boards of directors of companies and organizations in such fields as technology and consulting.

The Board believes that Mr. Dunn’s qualifications include among other things: his experience and education regarding senior leadership positions and his familiarity with the financial aspects of the Company’s business.

M. David Kornblatt, 54, has been a Director of Universal Stainless since 2008. Since February 2014, Mr. Kornblatt has been Director of Corporate Development of Triumph Group, Inc., a New York Stock Exchange-listed manufacturer of aircraft components and accessories. Prior to that, since 2009 Mr. Kornblatt was Executive Vice President, Chief Financial Officer and Treasurer of Triumph and since 2007, Mr. Kornblatt was Senior Vice President and Chief Financial Officer of Triumph. Prior to joining Triumph, Mr. Kornblatt held the post of Senior Vice President and Chief Financial Officer of Carpenter Technology Corporation, a manufacturer, fabricator and distributor of specialty metals and engineered products, which he joined in 2006. From 2002 until its acquisition by Johnson Controls, Inc. in 2005, Mr. Kornblatt was with York International Corporation, a supplier of heating, ventilation, air conditioning and refrigeration products, serving as Vice President of Finance for York Americas and then as Vice President and Chief Financial Officer.

The Board believes that Mr. Kornblatt’s qualifications include among other things: extensive knowledge of the aerospace markets and a detailed understanding of the financial and accounting aspects of the Company’s business.

Udi Toledano, 63, has been a Director of Universal Stainless since its founding in 1994. In September 2010, Mr. Toledano was appointed Lead Director of the Company. Since July 2013, Mr. Toledano has been the Chairman of Alleghany Capital Corporation, a subsidiary of Alleghany Corporation (NYSE: Y). Prior to that, Mr. Toledano managed UTA Capital LLC, a special situation investment fund, since January 2010 and was the President of AAT Capital, Inc., a private investment company, since June 2008. From 2000 until December 2009, Mr. Toledano was the President of Millennium 3 Capital, Inc., a private investment company, and he managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including technology, software, real estate, energy and healthcare.

The Board believes that Mr. Toledano’s qualifications include among other things: extensive knowledge of the financial areas of the Company’s business and a detailed understanding of the accounting aspects of the Company.

Unless the applicable stockholder specifies otherwise, each signed and returned

Proxy that is not revoked will be voted “FOR” the election to the Board of Directors of Universal Stainless of each of the five nominees named above.

THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held five meetings during 2013. During 2013, the Audit Committee held five meetings; the Compensation Committee held four meetings and the Nominating and Governance Committee held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and each Committee of which he was a member. The Company expects that its directors will attend annual stockholders meetings, and all directors attended our annual meeting of stockholders last year.

The Board of Directors affirmatively has determined that Messrs. Dunn and Toledano have no relationship with the Company other than as disclosed in this Proxy Statement and are independent under applicable Nasdaq rules. Mr. Kornblatt is Director of Corporate Development of Triumph Group, Inc. which made no purchases from the Company in 2013, approximately $21,000 of purchases in 2012 and no purchases in 2010 or 2011. At this time, it is not known if any purchases will be made in 2014. The Board of Directors determined that Mr. Kornblatt’s relationship is immaterial because of the relatively small amount of purchases involved historically, as well as the fact that Mr. Kornblatt will not receive any direct benefits from Triumph’s ordinary course business transactions with the Company, if any, all of which are expected to be negotiated at arm’s-length with Triumph and involve prevailing market prices. As a result, the Board of Directors concluded that this relationship would not impair Mr. Kornblatt’s independence and that he also is independent under applicable Nasdaq rules. Mr. Ayers is President and Chief Executive Officer of WireCo WorldGroup, Inc., which produces wire rope for industrial usage and is sold under various brand names. Some of the product produced by WireCo WorldGroup could be purchased by the Company, however the wire rope products purchased by the Company are purchased from third parties in the normal course of business and the Company would not know the identity of the actual producers of the product. The Board of Directors determined that Mr. Ayers’ relationship is immaterial because of the relatively small amount of purchases of this product, the inability to determine the identity of the actual producer, as well as the fact that Mr. Ayers will not receive any direct benefits from WireCo WorldGroup’s ordinary course business transactions that may ultimately involve the Company. All of the transactions are with third parties and are negotiated at arm’s-length with the third parties and involve prevailing market prices. As a result, the Board of Directors concluded that this relationship would not impair Mr. Ayers’ independence and that he also is independent under applicable Nasdaq rules.

As part of regular meetings, the Board of Directors oversees the executive officers’ management of risks relevant to the Company. While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing management of risks related to the Company’s financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent accountants and the performance of the Company’s internal audit function. The Compensation Committee is responsible for overseeing management of risks related to compensation of the Company’s executive officers and the Company’s equity-based and certain other compensation plans. The full Board of Directors regularly reviews reports from management on various aspects of the Company’s business, including related risks, tactics and strategies for addressing them.

Board Leadership Structure

The Board of Directors believes that Mr. Oates’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders and that Mr. Oates is the individual best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry and his ability to identify strategic priorities essential to the future success of the Company. The Board believes that this structure provides for clear leadership responsibility and accountability, while still providing for effective corporate governance and oversight by a Board of Directors with an independent Lead Director.

Mr. Toledano serves as the Board’s Lead Director. Mr. Toledano’s responsibilities as Lead Director include the following:

•	preside at all meetings of the Board of Directors at which the Chairman is not present, including meetings of independent directors held in executive session;

•	have the authority to call meetings of the independent directors when deemed appropriate;

•	serve as a liaison between the Chairman and the independent directors;

•	consult with the Chairman on agendas and schedules for Board and committee meetings; and

•	facilitate communication between the Board of Directors and the Company’s senior management.

The Lead Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent committee chairs, and each director may request inclusion of specific items on the agendas for Board and committee meetings.

Considering all of the above, the Board of Directors believes a combination of the Chairman and Chief Executive Officer functions is the best Board leadership structure and is in the best interests of the Company and its stockholders at this time.

Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board of Directors has determined that each member of each of these committees meets the independence standards under applicable Nasdaq rules. The Board of Directors has adopted a written charter for each of the standing committees. A current copy of the charter for each of these committees is available on the Company’s website at www.univstainless.com.

The Audit Committee currently consists of Mr. Kornblatt as Chairman and Messrs. Ayers, Dunn and Toledano. The Audit Committee reviews the scope and timing of services of Universal Stainless’ independent registered public accountants. The Audit Committee reports on Universal Stainless’ financial statements following completion of the independent registered public accountants’ audit, and Universal Stainless’ policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee appoints the independent registered public accountants for the ensuing year, and the Chairman of the Audit Committee conducts reviews of the financial reports with management of the Company and the Company’s independent registered public accountants. The Audit Committee meets in executive session with the Company’s independent registered public accountants at each regularly scheduled Audit Committee meeting. The Board of Directors also has delegated to the Audit Committee responsibility for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable regulations of the SEC, as those regulations may be amended or modified from time to time. While the Audit Committee has no written policies for the review and approval of related party transactions, the Audit Committee will analyze any proposed related party transactions against reasonable business practices.

The Compensation Committee currently consists of Mr. Ayers as Chairman, and Messrs. Dunn, Kornblatt and Toledano. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless’ Omnibus Incentive Plan.

The Nominating and Governance Committee currently consists of Mr. Dunn as Chairman, and Messrs. Ayers, Kornblatt and Toledano. The Nominating and Governance Committee recommends candidates to be nominated by the Board of Directors for election by the stockholders to serve on the Board of Directors and creates and maintains the overall corporate governance policies for the Company.

The Nominating and Governance Committee will consider candidates proposed by the stockholders of the Company, taking into consideration the needs of the Board of Directors and the candidate’s qualifications. While we do not have a formal diversity policy, in order to find the most valuable talent available to meet these criteria, the Board of Directors generally considers candidates diverse in geographic origin, background and professional experience. Our goal is to include board members with the skills and characteristics that, taken together, will facilitate a strong and effective Board of Directors. The Nominating and Governance Committee considers the particular experience, attributes, reputation and qualifications of directors standing for re-election and potential nominees for election, as well as the needs of our board of directors as a whole and its individual committees. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a stockholder.

To have a candidate considered by the Nominating and Governance Committee and the Board of Directors, a stockholder must submit the recommendation in writing to the Company’s Secretary at the address given on the first page of this Proxy Statement and must include the following information with the recommendation:

•	the name and address of the proposed candidate;

•	the proposed candidate’s resume or a list of his or her qualifications;

•	a description of any relationship that could affect such person’s qualification as an independent director;

•	a confirmation of such person’s willingness to serve as a director if selected by the Nominating Committee and nominated by the Board of Directors;

•	the name of the stockholder submitting the name of the proposed candidate; and

•	any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company’s proxy statement if such person were a nominee.

The Company asks that stockholder recommendation and information described above be received by the Company’s Secretary not less than 90 days in advance of the anniversary date of the most recent annual meeting of stockholders in order to allow for timely consideration.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as directors. Universal Stainless compensates its non-employee directors at the rate of $20,000 per year, plus $2,500 for each regular quarterly meeting of the Board of Directors attended. In addition, Universal Stainless reimburses directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings. Each non-employee director is further entitled to a fee of $750 for attending each meeting held in addition to the regularly scheduled quarterly meetings as referenced above, up to a maximum annual payment of $10,000 for fees relating to non-scheduled meetings.

The members of the Board of Directors of Universal Stainless who also serve as members of the Audit Committee or Compensation Committee receive $1,000 for each regularly scheduled Audit Committee or Compensation Committee meeting attended. Two regularly scheduled Audit Committee meetings typically are held in the first quarter of the year, and one meeting typically is held in each of the remaining quarters of the year. Four regularly scheduled Compensation Committee meetings ordinarily are held during the year.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the Company’s Omnibus Incentive Plan. “Eligible Directors” are directors who are not employees of Universal Stainless and do not own in excess of 5% of the Company’s outstanding common stock. Eligible Directors are granted options to purchase 10,000 shares per year of common stock in four equal installments of 2,500 shares. The installments are granted on May 31, August 31, November 30 and February 28 of each year. The per share exercise price is equal to the closing price of a share of the Company’s common stock on The Nasdaq Global Market for the trading day immediately preceding the date of the grant. Options granted to Eligible Directors vest in three installments beginning on the first anniversary of the grant date, at which time 33% of the options will vest. On the second anniversary of the grant date, an additional 33% of the options will vest, and the remainder of the options will vest on the third anniversary of the grant date. Options granted to Eligible Directors will expire on the tenth anniversary of the grant date. All of the current directors who are not employees of Universal Stainless are Eligible Directors.

If an Eligible Director ceases to serve as a director of Universal Stainless, the options that were previously granted to that director and that are vested as of the date of such cessation may be exercised by the director after the date that the director ceases to be a director of Universal Stainless. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries due to the Company’s mandatory retirement policy for directors, the options that were previously granted to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries. If an Eligible Director ceases to serve as a director of the Company or its subsidiaries and has had ten (10) years of service with the company as a Director or as an employee, the options that were granted subsequent to February 2, 2013 to that Eligible Director will continue to vest as specified in the grant and may be exercised by the Eligible Director after the date such Eligible Director ceases to be a director of the Company or its subsidiaries. If an Eligible Director dies while a director of Universal Stainless, the options that have been previously granted to that director and that are vested as of the date of his or her death may be exercised by the administrator of the director’s estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. Except as described above, unvested options will expire on the date an Eligible Director ceases to serve as a director of Universal Stainless. In no event, however, may any option be exercised after the expiration date of such option.

2013 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Christopher L. Ayers	38,750	182,700	221,450
Douglas M. Dunn	38,750	182,700	221,450
M. David Kornblatt	38,750	182,700	221,450
Udi Toledano	38,750	182,700	221,450

(1)	Amounts in this column reflect the full grant date fair values of awards granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC 718-10 Compensation—Stock Compensation (formerly FAS 123R). The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 10 to the Company’s audited financial statements for the year ended December 31, 2013, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013. As of December 31, 2013, each current non-employee director of the Company had the following number of option awards outstanding: Mr. Ayers 42,500, Mr. Dunn 100,000, Mr. Kornblatt 57,500, and Mr. Toledano 100,000. The grant date fair value of each option award granted to each director in 2013 is set forth in the following chart:

2013 Non-employee Director Stock Option Awards

Name	Grant Date	Shares Underlying Option Awards (#)	Exercise Price ($)	Grant Date Value Per Share ($)	Total Grant Date Value ($)
Christopher L. Ayers	02/28/2013	2,500	35.70	19.65	49,125
	05/31/2013	2,500	32.29	17.77	44,425
	08/31/2013	2,500	27.54	15.14	37,850
	11/30/2013	2,500	36.35	20.52	51,300

Douglas M. Dunn	02/28/2013	2,500	35.70	19.65	49,125
	05/31/2013	2,500	32.29	17.77	44,425
	08/31/2013	2,500	27.54	15.14	37,850
	11/30/2013	2,500	36.35	20.52	51,300

M. David Kornblatt	02/28/2013	2,500	35.70	19.65	49,125
	05/31/2013	2,500	32.29	17.77	44,425
	08/31/2013	2,500	27.54	15.14	37,850
	11/30/2013	2,500	36.35	20.52	51,300

Udi Toledano	02/28/2013	2,500	35.70	19.65	49,125
	05/31/2013	2,500	32.29	17.77	44,425
	08/31/2013	2,500	27.54	15.14	37,850
	11/30/2013	2,500	36.35	20.52	51,300

Stock Ownership Guidelines

Directors are expected to have direct ownership of at least 5,000 shares of the Company’s common stock prior to the later of (i) five years from the date of their initial election to the Board of Directors or (ii) September 2015. Subject to limited exceptions, until a director reaches the applicable ownership amount, the director may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each director has achieved the applicable ownership amount to be in compliance with the guidelines or is progressing at a reasonable pace towards compliance in a timely manner.

Mandatory Retirement Policy

The Board of Directors has adopted a mandatory retirement policy with respect to the Company’s directors. Under the policy, directors who attain the age of 75 prior to an annual meeting of the Company’s stockholders are not eligible to be nominated for re-election to the Company’s Board of Directors at that annual meeting.

Stockholder Communications with Directors

The Board of Directors has approved a process for stockholders to communicate with its members. Stockholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board of Directors as a whole, to a particular director, to the non-employee directors as a group or any other group of directors or committee of the Board, in care of Paul A. McGrath, Secretary, Universal Stainless & Alloy Products, Inc. at the address given on the first page of this Proxy Statement. Unless the communication is primarily commercial in nature or pertains to a topic that is irrelevant or improper for director consideration, the Secretary will forward the communication to the director or directors to whom it is addressed. Any communication involving solely a request for information about the Company, such as an inquiry about stock-related matters, may be handled directly by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of common stock of Universal Stainless, as of March 31, 2014, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless and (iv) all directors and executive officers as a group. As of March 31, 2014, there were 7,058,533 shares of the Company’s common stock issued and outstanding.

	BENEFICIAL OWNERSHIP(1)
Name	Number of Shares	Percent of Total
Pennant Capital Management, LLC(2)	1,143,021	16.2%
RBC Global Asset Management (U.S.) Inc.(3)	910,733	12.9%
Royce & Associates, LLC(4)	585,208	8.3%
Tocqueville Asset Management LP(5)	564,600	8.0%
Dimensional Fund Advisors LP(6)	477,687	6.8%
Christopher L. Ayers(7) (8)	32,400	*
Dennis M. Oates(7) (9)	89,225	1.2%
Douglas M. Dunn(7) (8)	139,900	2.0%
M. David Kornblatt(7) (8)	47,400	*
Udi Toledano(7)(8) (10)	128,200	1.8%
Christopher M. Zimmer(7)(9)	34,750	*
Paul A. McGrath(7)(9)	37,050	*
Michael D. Bornak(7)(9)	3,850	*
Douglas M. McSorley(7)(9)(11)	0	*
All Executive Officers and Directors as a Group (eight persons)	512,775	6.9%

*	Less than 1%.

(1)	For purposes of this table, “beneficial ownership” is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Address is: One DeForest Avenue, Suite 200, Summit, NJ 07901. The information provided is based solely on a Schedule 13G/A filed by Pennant Capital Management, LLC on February 14, 2014.

(3)	Address is: 100 South Fifth Street, Suite 2300, Minneapolis, MN 55402. The information provided is based solely on a Schedule 13G/A filed by RBC Global Management (U.S) Inc. on February 10, 2014.

(4)	Address is: 745 Fifth Avenue, New York, NY 10151. The information provided is based solely on a Schedule 13G/A filed by Royce & Associates, LLC on January 16, 2014.

(5)	Address is: 40 West 57 th Street, 19 th Floor, New York, NY 10019. The information provided is based solely on a Schedule 13G filed by Tocqueville Asset Management LP on January 30, 2014.

(6)	Address is: Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. The information provided is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 10, 2014.

(7)	Address is: c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, PA 15017.

(8)	Includes options to purchase 27,400, 74,900, 42,400 and 69,900 shares of common stock for Messrs. Ayers, Dunn, Kornblatt and Toledano, respectively, that have vested or will vest within 60 days of the date of this proxy statement.

(9)	Includes options to purchase 88,125, 26,250, 3,750, 31,250 and 0 of common stock for Messrs. Oates, McGrath, Bornak, Zimmer and McSorley, respectively, which have vested or will vest within 60 days of the date of this proxy statement. Excludes 25,000 restricted shares of common stock for Mr. Oates and 3,000 restricted shares of common stock for Messrs. McGrath, and Zimmer, which have not vested and will not vest within 60 days of the date of this proxy statement.

(10)	Includes shares of common stock of Universal Stainless owned by Mr. Toledano’s wife, adult son and a certain trust for the benefit of Mr. Toledano’s daughter, with respect to all, Mr. Toledano disclaims any beneficial ownership.

(11)	Mr. McSorley resigned from his position with Universal Stainless effective May 31, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objective

The Company’s Compensation Committee is responsible for establishing and administering the Company’s policies governing the compensation of its executive officers, who are appointed by the Company’s Board of Directors. The Compensation Committee is composed entirely of non-employee directors. The primary objective of the Company’s executive compensation program is to attract, motivate and retain the executive talent needed to achieve the Company’s business strategies and long-range plans and to optimize stockholder value in a competitive environment.

The Compensation Committee employs the following principles to provide an overall framework for the compensation of the Company’s executive officers:

•	reward outstanding performance;

•	motivate executive officers to perform to the fullest of their abilities;

•	tie a significant portion of executives’ total compensation to the Company’s annual and long-term financial performance and the creation of stockholder value;

•	encourage executives to manage from the perspective of stockholders as a result of their equity stakes in the Company;

•	offer compensation opportunities that attract and motivate the best talent; and

•	retain those with leadership abilities and skills necessary for building long-term stockholder value.

Compensation Categories

The Compensation Committee considers all elements of compensation when determining total compensation and the individual components of total compensation. The Compensation Committee allocates total compensation between that being paid currently and long-term compensation, cash and non-cash compensation and equity and other forms of non-cash compensation. The Compensation Committee believes that each of these compensation categories provides incentives and rewards to address different elements of the compensation program’s objective, and when considered together serve to achieve the company’s overall compensation objectives.

The Compensation Committee examines each of the compensation principles to determine the basis for allocating compensation to each different form of award. For example, the Compensation Committee examines the relationship of the award to the achievement of the Company’s long-term goals, management’s exposure to downside equity performance risk and the analysis of the cost to the company versus expected benefit to the executive. As part of this analysis, the Compensation Committee believes that a meaningful portion of each executive’s compensation should be placed at-risk and linked to the accomplishment of results that are expected to lead to the creation of value for the Company’s stockholders from both the short-term and long-term perspectives.

The Compensation Committee recognizes that currently paid cash compensation provides its executives with short-term rewards for success in achieving individual and Company performance goals. Currently paid cash consideration includes base salary and annual cash incentive compensation. The Compensation Committee believes that providing executives with competitive currently paid cash consideration is a central element of attracting, retaining and motivating high quality executives.

The Compensation Committee believes that currently paid non-cash compensation in the form of limited and reasonable perquisites provides its executives with similar benefits as currently paid cash compensation. Items of currently paid non-cash compensation for certain named executive officers include a Company provided vehicle or car allowance, Company sponsored health insurance and other non-cash benefits.

The Compensation Committee believes that long-term compensation is best provided by stock ownership by management, which ties a significant portion of management’s compensation to the Company’s long-term performance and success. Equity compensation items such as stock options and the Company’s employee stock purchase program align the executive’s compensation potential with the performance of the Company and the creation of value for our stockholders.

Evaluation of Stockholder “Say on Pay” Vote Results

When establishing or modifying the Company’s compensation programs and arrangements for 2013 and its ongoing compensation philosophies and practices, the Committee took into account the results of the stockholder advisory vote on executive compensation, or “say on pay” vote, that occurred at our annual meeting in 2013. In that vote, approximately 98% of the votes cast approved our compensation programs and policies. The Committee believes that the strong support from our stockholders for the say on pay vote is evidence that the Company’s stockholders overall believe that our pay-for-performance policies are working and that those policies are aligned with our stockholders’ interests.

Compensation Elements

Our executive compensation program consists primarily of the following elements:

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2013 base salaries of the executive officers other than the Chief Executive Officer, the Compensation Committee and our Chief Executive Officer considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the historical base salary of the individual, the terms of the individual’s employment agreement and the recommendations from the Chief Executive Officer. The Compensation Committee considered these same factors in establishing the base salary of the Chief Executive Officer, as well as additional factors such as the Chief Executive Officer’s industry experience and profile. In addition, the Compensation Committee considered competitive market practices with respect to these salaries based on the Compensation Committee members’ knowledge of the market and publicly-available data on certain competitor companies provided by management, although it did not set base salaries according to specific benchmarking standards.

The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities, and modified for merit, the general performance of the Company, the executive’s success in meeting or exceeding individual performance objectives and if significant corporate goals were achieved. If necessary, the Compensation Committee also reviews base salaries with market levels for the same positions in the companies of similar size to the Company represented in the compensation data it reviews. The terms of the employment agreements with the executive officers are also considered in the annual salary review process. In addition, the Compensation Committee also evaluates the performance of the Company and general market conditions.

Annual Incentive Compensation

In 2013, the Compensation Committee utilized a variable incentive compensation plan that aligns the compensation with the performance expectations of the Board of Directors to motivate and reward executive officers and senior management for the achievement of Company performance metrics. The performance metrics are tied to the annual budget. The budget plan for a given fiscal year is developed at the business unit and corporate levels and is then reviewed and approved by our Board of Directors. Each of the executive officers and senior management are eligible for variable compensation expressed as a percentage of their individual base salary. Performance criteria under the Company’s variable compensation plan are adjusted to eliminate the effects of accounting changes, unplanned acquisitions and other unforeseen changes that have an effect on the performance measurements. The Company’s variable compensation plan also allows the Chief Executive Officer to recommend, and the Compensation Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance.

In order to align the incentive with the interests of the shareholders, the variable compensation plan is tied to metrics for Earnings per Share (EPS) and Return on Net Assets (RONA). The Compensation Committee considers EPS to be a fair measure of management’s performance and RONA to be a fair measurement of longer-term management of the Company’s assets. Recognizing that customer retention and growth is important to the long-term performance of the Company, another targeted goal is established for On Time Performance (OTP) based on the importance that OTP has in retaining and acquiring new customers. An additional targeted goal is that of Safety Performance, realizing that the safety of the employees is of utmost importance and having the Safety Performance as part of the metrics will promote a safe culture throughout the Company.

For the Chief Executive Officer, the annual variable compensation metrics includes threshold metrics which equal 50% of his annual base salary, target metrics which equal 100% of his annual base salary and maximum metrics which in the aggregate amount to annual variable compensation equal to 150% his annual base salary. The other executive officers have annual variable compensation threshold metrics of 33% of their annual base salary and target metrics of 67% of their annual base salaries, with maximum metrics which in the aggregate amount to annual variable compensation equal to 100% of their annual base salaries. Senior management employees have variable compensation thresholds, targets and maximums that are set by the Chief Executive Officer, with the approval of the Compensation Committee.

The Variable Compensation Plan for 2013 consisted of four weighted components, each with separate metrics for threshold, target and maximum values and a fifth metric based on the individual achieving certain goal with the compensation potential of 10% of the total target amount. The components, metrics and weighting are as follows:

Component	Threshold	Target	Maximum	Weight
Earnings per Share	$1.78	$2.22	$2.66	45%
Return on Net Assets	6%	8%	10%	30%
On Time Performance	80%	84%	88%	10%
Safety Performance (OSHA Recordables)	9.0	7.6	6.0	5%
Individual Performance				10%

For 2013, management exceeded the target level of OTP, while falling short of the EPS threshold, the RONA threshold and the Safety threshold. The executive officers and other management employees did receive compensation for individual performance. The amounts payable to each of the named executive officers under the variable compensation plan for 2013 is reflected in the Summary Compensation Table on page 18.

Omnibus Incentive Plan

The purpose of the Company’s Omnibus Incentive Plan is to provide long term additional incentive for the Company’s directors and key employees to further the growth, development and financial success of the Company and its subsidiaries by allowing them to personally benefit through the ownership of the Company’s common stock. The Board of Directors also believes that the Omnibus Incentive Plan enables the Company to obtain and retain the services of the directors and key employees who are considered essential to the Company’s long-range success by offering them an opportunity to own shares of the Company’s common stock.

The number and mix of equity incentive awards granted to an executive officer under the Omnibus Incentive Plan is intended to reward prior performance and increase the potential of retaining the individual. Generally, the Compensation Committee does not consider an executive officer’s equity holdings or previous equity grants in determining the number of equity incentive awards to be granted. The Compensation Committee believes that the Company’s executive officers should be fairly compensated each year relative to market pay levels and relative to the Company’s other executive officers and their level of responsibility. Moreover, the Compensation Committee believes that the Company’s long-term incentive compensation program furthers the Company’s emphasis on a positive correlation between compensation and performance.

The Compensation Committee is the plan administrator for the Omnibus Incentive Plan. In prior years, the Compensation Committee granted annual stock option awards to executive officers, with the exercise price of the grant being the closing price of the Company’s common stock on The Nasdaq Global Market on the trading day immediately preceding the date of grant. This practice was consistent, and no grants were coordinated with the public release of non-public material information. In 2012, the Committee granted shares of restricted stock in order to provide a mix of outstanding executive equity awards that would reward long-term stability and growth in stock value. No shares of restricted stock were granted in 2013.

The equity awards made in 2013 are reflected in the Summary Compensation Table below. Generally, grants of stock options are earned on the basis of level of responsibility, continued service to the Company and performance. The stock options generally vest over four years, with one-fourth vesting on each of the first four anniversary dates of the grant, contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances. Stock options granted under the Omnibus Incentive Plan have a maximum life of ten years and an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Market on the trading day immediately preceding the date of grant.

For accounting purposes, the Company follows the requirements of Financial Accounting Standards Board ASC Topic 718 (formerly FAS 123R) to record compensation expense for its stock option grants and restricted stock awards. The Company develops the assumptions necessary and the model appropriate to value the awards, as well as the timing of the expense recognition over the requisite service period, generally the vesting period of the award in accordance with FASB ASC Topic 718.

The options received by executive officers have been non-qualified stock options, which only accrue value if the stock price increases following the grant. For non-qualified stock options, the executive officers recognize taxable income from stock option awards when a vested option is exercised. The Company generally receives a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount the Company may deduct for federal income tax purposes is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. The Company does not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

The executive officers generally recognize taxable income from restricted stock awards when the vesting conditions are met. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting. The amount included in the executive officer’s wages and the amount the Company may deduct for federal income tax purposes is equal to the common stock price of the restricted shares as of the date those shares become vested and nonforfeitable. The Company does not pay or reimburse any executive officer for any taxes due upon vesting of any restricted shares.

Employee Benefit Plans

The Company provides group life and health insurance plans for its hourly and salary employees. The Company also maintains a 401(k) retirement plan for its hourly and salary employees. Pursuant to the plan, participants may elect to make pre-tax and after-tax contributions to the plan, subject to certain limitations imposed under the plan and the Internal Revenue Code of 1986, as amended. In addition, the Company is required to make periodic contributions to the plans based on service, except as described below.

The Company also participates in the Steelworkers Pension Trust (the “Trust”), a multi-employer defined-benefit pension plan that is open to all hourly and salaried employees associated with the Bridgeville facility, which includes each of the named executive officers. The Company makes periodic contributions to the Trust based on hours worked at a fixed rate for each hourly employee and a fixed monthly contribution on behalf of each salaried employee. The Company also makes a monthly contribution to the 401(k) retirement plan on behalf of each salaried employee. The amount of the contribution will be dependent upon each salaried employee’s contribution to the 401(k) retirement plan. The hourly and salaried employees may continue to make their own contributions to the 401(k) retirement plan.

Employee Stock Purchase Plan

Under the 1996 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), the Company is authorized to issue up to 200,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the Purchase Plan, employees can choose as of January 1 and July 1 of each year to have up to 10% of their total earnings withheld to purchase up to 100 shares of the Company’s common stock each six-month period. The purchase price of the stock is 85% of the lower of its beginning-of-the-period or end-of-the-period market prices. At December 31, 2013, the Company had issued 151,581 shares of common stock pursuant to the Purchase Plan since the Purchase Plan’s inception.

Executive Severance Arrangements

The Company provides certain severance benefits to its executive officers. These benefits help the Company to attract and retain an appropriate caliber of talent for its senior officer positions. With respect to executive officers, these severance benefits in part are intended to reflect the fact that it may be difficult for these employees to find comparable employment within a short period of time. The Company believes that its severance benefits are consistent with the level of benefits necessary to attract and retain the executive officers. The severance benefits are provided in connection with employment agreements entered into with the executive officer and are more fully described below under “Executive Severance Benefits and Potential Payments upon Change of Control.”

Other Benefits and Perquisites

The Company provides the opportunity for its executive officers to receive certain perquisites and general health and welfare benefits. The Company offers these benefits to provide an additional incentive for its executives, to remain competitive in the general marketplace for executive talent and to enable its executives to better focus on their performance.

The Company has or may provide the following personal benefits and perquisites to its executive officers:

•	eligibility to participate in the Company’s health, dental, vision, disability insurance and life insurance programs;

•	a Company-provided vehicle or car allowance, along with the reimbursement of expenses related to operating, maintaining and insuring the vehicle;

•	select club memberships; and

•	in certain circumstances, the reimbursement of relocation expenses.

Stock Ownership Guidelines

The Board of Directors has implemented stock ownership guidelines for the Company’s executive officers. The executive officers are expected to reach the applicable ownership amounts prior to the later of (i) five years from the date of their appointment or the designation by the Board of Directors causing the individual to become subject to the guidelines, whichever is later, or (ii) September 2015. The Chief Executive Officer is expected to acquire and hold 48,000 shares of the Company’s common stock, at least 12,000 of which are to be directly owned and the balance of which may be beneficially owned in the form of stock options or other equity awards. The Chief Financial Officer and other executive officers are expected to acquire and hold 16,000 shares of common stock, at least 4,000 of which are to be directly owned and the balance of which similarly may be beneficially owned. Subject to limited exceptions, until any person subject to the guidelines reaches the applicable ownership amounts, the person may not sell shares of the Company’s common stock without obtaining prior approval of the Board of Directors. The Board of Directors has determined that each executive officer subject to the stock ownership guidelines has achieved the applicable ownership amounts to be in compliance with the guidelines or is progressing at a reasonable pace towards compliance in a timely manner. The Board of Directors will continue to monitor best practices and review the stock ownership guidelines at least once every three years to determine if adjustments to the guidelines are warranted.

Internal Revenue Code Section 162(m) Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to the Company’s named executive officers that is deductible with respect to the Company’s corporate taxes is limited to $1.0 million annually, except for specified performance-based compensation. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to the Company’s executive officers to the extent consistent with the best interests of the Company and its stockholders. However, in certain circumstances, the Committee may determine that it is in the best interests of the Company and its stockholders to provide compensation to the Company’s executive officers that is in excess of the deduction limits.

Compensation Committee Report

The Compensation Committee administers the Company’s executive compensation programs and policies. The Compensation Committee consists of Messrs. Ayers, Dunn, Kornblatt and Toledano, with Mr. Ayers serving as the chairman of the committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement.

Compensation Committee

Christopher L. Ayers, Chairman

Douglas M. Dunn

M. David Kornblatt

Udi Toledano

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our executive officers are challenging company-wide metrics, which means executives will receive incentive compensation only when the Company meets or exceeds such performance metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders. Finally, the multi-year vesting of our equity awards and our stock ownership guidelines properly account for the time horizon of risk.

EXECUTIVE COMPENSATION

The table below summarizes the compensation for 2013, 2012 and 2011 earned by the individuals, including the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers of the Company on December 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis M. Oates,	2013	372,900	83,903	—	244,250	1,895	27,727	730,675
Chairman, President & Chief Executive Officer	2012	372,900	—	860,000	—	1,868	29,595	1,264,363
	2011	331,650	321,750	—	289,375	1,868	27,729	972,372

Michael D. Bornak,(6)	2013	128,269	115,000	—	381,050	1,117	829	626,265
Vice President of Finance, Chief Financial Officer and Treasurer

Paul A. McGrath,	2013	192,827	28,925	—	97,700	1,895	6,559	327,906
Vice President of Administration, General Counsel and Secretary	2012 2011	192,827 187,427	— 121,687	103,200 —	— 115,750	1,868 1,868	8,437 6,769	306,322 433,501

Christopher M. Zimmer,	2013	209,000	31,350	—	97,700	1,895	13,169	353,114
Vice President of Sales and Marketing	2012	209,000	—	103,200	—	1,868	15,038	329,106
	2011	190,731	123,500	—	115,750	1,868	12,591	444,440

Douglas M. McSorley,(7)	2013	97,949	—	—	—	779	332,999	431,727
Vice President of Finance, Chief Financial Officer and Treasurer	2012 2011	221,450 215,428	— 139,750	103,200 —	— 115,750	1,868 1,868	8,534 106,096	335,052 578,892

(1)	All amounts in the Bonus column represent awards under the variable incentive compensation program.

(2)	All amounts in the Stock Awards column represent all non-option stock-related awards granted during the fiscal year. The value of the awards to be reported equals the aggregate grant date fair value assigned to such awards for financial reporting purposes in accordance with FASB ASC Topic 718. The assumptions made in calculating the grant date fair value of the stock awards are set forth in Note 10 to the Company’s audited financial statements for the year ended December 31, 2013, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013. No Stock Awards were granted in 2011 or 2013.

(3)	Amounts in this column reflect the full grant date fair values of awards granted during the fiscal year, determined in accordance with Financial Accounting Standards Board ASC 718-10 Compensation—Stock Compensation (formerly FAS 123R). The assumptions made in calculating the grant date fair value of the option awards are set forth in Note 10 to the Company’s audited financial statements for the year ended December 31, 2013, which are located in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2013.

(4)	The amounts in this column reflect the actuarial increase in the present value of the executive officer’s benefits under the Trust, a multi-employer pension plan sponsored by the United Steelworkers, based on the annual contribution to the Trust that the Company was required to pay to fund the executive’s benefit accrued under the Trust for each year.

(5)

Reflects amounts payable to or on behalf of the respective executive for the following: term life insurance premiums, Company contributions to the 401(k) Plan and membership fees for the Southpointe Golf Club. In addition, the 2013 amount reflected for (i) Mr. Oates includes $5,745 for an Individual life insurance policy and $14,990 for automobile expense and lease payments and (ii) Mr. Zimmer includes $6,600 for automobile allowance. The 2013 amount for Mr. McSorley includes severance payments in the amount of $332,175 that were paid over a 10 month period ending in April 2014.

(6)	Mr. Bornak was appointed Vice President of Finance, Chief Financial Officer and Treasurer of the Company effective June 3, 2013.

(7)	Mr. McSorley resigned from his position with Universal Stainless effective May 31, 2013.

2013 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
(a)	(b)	(j)	(k)	(l)
Dennis M. Oates	11/11/13	12,500	32.78	244,250
Michael D. Bornak	06/03/13	15,000	31.69	283,350
	11/11/13	5,000	32.78	97,700
Paul A. McGrath	11/11/13	5,000	32.78	97,700
Christopher M. Zimmer	11/11/13	5,000	32.78	97,700

(1)	The assumptions made in calculating the grant date fair value with respect to the option awards are set forth in Note 10 to the Company’s audited financial statements for the year ended December 31, 2013, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dennis M. Oates	88,125	21,875	(1)	—	2,500 @ 31.95	11/30/2017	25,000	860,000
					50,000 @ 34.80	01/02/2018
					10,000 @ 16.98	10/21/2018
					10,000 @ 18.49	8/31/2019
					12,500 @ 23.07	9/17/2020
					12,500 @ 38.16	12/23/2021
					12,500 @ 32.78	11/11/2023

Michael D. Bornak		20,000	(2)		15,000 @ 31.69	06/03/2023
					5,000 @ 32.78	11/11/2023

Paul A. McGrath	26,250	8,750	(3)	—	10,000 @ 32.07	08/31/2017	3,000	103,200
					5,000 @ 16.98	10/21/2018
					5,000 @ 18.49	8/31/2019
					5,000 @ 23.07	9/17/2020
					5,000 @ 38.16	12/23/2021
					5,000 @ 32.78	11/11/2023

Christopher M. Zimmer	31,250	8,750	(4)	—	15,000 @ 36.94	4/28/2018	3,000	103,200
					5,000 @ 16.98	10/21/2018
					5,000 @ 18.49	8/31/2019
					5,000 @ 23.07	9/17/2020
					5,000 @ 38.16	12/23/2021
					5,000 @ 32.78	11/11/2023

Douglas M. McSorley(5)	—	—		—			—	—

(1)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 3,125 option shares will vest on September 17, 2014; 3,125 option shares will vest on each of December 23, 2014 and December 23, 2015; 3,125 option shares will vest on each of November 11, 2014, November 11, 2015, November 11, 2016 and November 11, 2017.

(2)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 3,750 option shares will vest on each of June 3, 2014; June 3, 2015; June 3, 2016 and June 3, 2017; 1,250 option shares will vest on each of November 11, 2014, November 11, 2015, November 11, 2016 and November 11, 2017.

(3)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,250 option shares will vest on September 17, 2014; 1,250 option shares will vest on each of December 23, 2014 and December 23, 2015; 1,250 option shares will vest on each of November 11, 2014, November 11, 2015, November 11, 2016 and November 11, 2017.

(4)	These options will vest and become exercisable as follows, assuming the executive remains employed with the Company as of the applicable vesting date: 1,250 option shares will vest on September 17, 2014; 1,250 option shares will vest on each of December 23, 2014 and December 23, 2015; 1,250 option shares will vest on each of November 11, 2014, November 11, 2015, November 11, 2016 and November 11, 2017.

(5)	Mr. McSorley resigned from his position with Universal Stainless effective May 31, 2013.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards Number of Shares Acquired on Exercise	Option Awards Value Realized On Exercise ($)(1)
Dennis M. Oates	—	—
Michael D. Bornak	—	—
Paul A. McGrath	5,000	105,050
Christopher M. Zimmer	—	—
Douglas M. McSorely	7,500	93,349

(1)	Computed by multiplying the number of shares of common stock acquired upon exercise by the difference between the next previous closing price of our common stock to the date of exercise and the exercise price of the options. All amounts in this column are before any applicable taxes.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis M. Oates	Steelworkers Pension Trust	6	11,237	—
Michael D. Bornak	Steelworkers Pension Trust	.5	961	—
Paul A. McGrath	Steelworkers Pension Trust	11	24,745	—
Christopher M. Zimmer	Steelworkers Pension Trust	6	10,769	—
Douglas M. McSorley	Steelworkers Pension Trust	4	5,276	—

In January 2003, the Company began participating in the Trust, a qualified multi-employer defined benefit pension plan sponsored by the United Steelworkers. Prior to that time, the Company had not provided any form of qualified or nonqualified defined benefit retirement benefits to employees, including the executive officers. For each year of participation in the Trust, the participant is entitled to receive an annual life annuity upon retirement at or following age 65 based on the Company contribution and the benefit rate determined by the Trust administrator. The Company is obligated to make a monthly contribution to the Trust on behalf of each participant. The standard form of distribution under the Trust consists of a single life annuity for unmarried participants and a joint and 50% survivor annuity for married participants.

Employment Agreements with Executive Officers and Employee Directors

In December 2007, Dennis M. Oates entered into an employment agreement with the Company related to his service as President and Chief Executive Officer of the Company. The employment agreement had an initial term which commenced on January 2, 2008 and continued until December 31, 2008, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Oates received an initial annual base salary of $300,000 per year, with the annual base salary being subject to increase. Mr. Oates also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Oates is eligible for variable compensation targeted at 100% of his base salary. If Mr. Oates’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months. If Mr. Oates’s employment is terminated by the Company without cause or if Mr. Oates resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to 1.5 times his full annual base salary.

In May 2013, Michael D. Bornak entered into an employment agreement with the Company related to his service as Vice President of Finance, Chief Financial Officer and Treasurer of the Company. The employment agreement had an initial term which commenced on June 3, 2013 and continues until May 31, 2014, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Bornak received an initial annual base salary of $230,000 per year, with the annual base salary being subject to increase. Mr. Bornak also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Bornak is eligible for variable compensation up to 100% of his base salary, with a minimum amount of variable compensation for the 2013 calendar year of $115,000 and for the 2014 calendar year of $75,000. If Mr. Bornak’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months. If Mr. Bornak’s employment is terminated by the Company without cause or if Mr. Bornak resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to his full monthly base salary for the number of months that he was employed, up to twelve months and twelve months of severance if such termination occurs subsequent to twelve months of employment and an equal number of months of paid medical insurance.

In February 2008, Paul A. McGrath entered into an employment agreement with the Company related to his service as Vice President of Administration, General Counsel and Corporate Secretary of the Company. The employment agreement had an initial term which commenced as of February 21, 2008 and continued until December 31, 2010, subject to automatic one-month extensions starting on November 1, 2008, and on the first day of each month thereafter the term of the Agreement is extended for one additional month, thereby maintaining a fifteen month term, unless either party elects not to extend the term. Mr. McGrath received an initial annual base salary of $176,000 per year, with the annual base salary being subject to increase. Mr. McGrath also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. McGrath is eligible for variable compensation up to 100% of his base salary. If Mr. McGrath’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months. If Mr. McGrath’s employment is terminated by the Company without cause or if Mr. McGrath resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to his full base pay rate for the remainder of the term of the agreement.

In April 2008, Christopher M. Zimmer entered into an employment agreement with the Company related to his service as Vice President of Sales and Marketing of the Company. The employment agreement had an initial term which commenced on April 21, 2008 and continued until April 31, 2009, subject to automatic one-year extensions unless either party elects not to extend the term. Under the employment agreement, Mr. Zimmer received an initial annual base salary of $170,000 per year, with the annual base salary being subject to increase. Mr. Zimmer also will participate in benefit plans or programs generally offered by the Company to salaried employees. Mr. Zimmer is eligible for variable compensation up to 100% of his base salary. If Mr. Zimmer’s employment is terminated due to disability, he will receive 100% of his monthly salary for one month and then 60% of his monthly salary for the next five months. If Mr. Zimmer’s employment is terminated by the Company without cause or if Mr. Zimmer resigns for good reason (which includes following a change of control of the Company), he will be entitled to receive a severance payment equal to eighteen months of his monthly base salary and eighteen months of paid medical insurance.

In July 2010, Douglas M. McSorley entered into an employment agreement with the Company related to his service as Vice President of Finance, Chief Financial Officer and Treasurer of the Company. The employment agreement had an initial term which commenced on July 12, 2010 and continued until July 31, 2011, subject to automatic one-year extensions unless either party elected not to extend the term. Under the employment agreement, Mr. McSorley received an initial annual base salary of $215,000 per year, with the annual base salary being subject to increase. Mr. McSorley resigned from his position with Universal Stainless effective May 31, 2013. Mr. McSorley received severance equal to one and a half times his annual base salary.

Executive Severance Benefits and Potential Payments Upon Change of Control

As described above, the Company has entered into agreements with our executive officers which will require it to provide compensation and benefits to the executive officers in the event of certain terminations of employment and/or a change in control of the Company. Other than Mr. McSorley, the compensation and benefits set forth in the tables below with respect to our named executive officers assume that any change in control or termination of employment was effective as of December 31, 2013. The amounts set forth in the table for Mr. McSorley reflect the amounts of severance and other benefits actually paid to Mr. McSorley in 2013. This information is based on the Company’s best estimate of the compensation that would be provided to the executive officers upon a change of control or a termination of employment. No additional compensation is provided to executive officers upon a termination of employment by the Company for cause.

Potential Payments upon Termination or Change in Control—Dennis M. Oates

Executive Benefits and Payments Upon Termination	Voluntary or Involuntary for Cause Termination ($)	Normal Retirement ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Death or Disability ($)
Compensation:
Base Salary	—	—	559,350
Benefits and Perquisites:
Incremental Non-qualified Pension	—	—
Post-retirement Health Care	—	—	24,024
Life Insurance Proceeds	—	—		1,372,900
Disability Benefits	—	—		124,300
Accrued Vacation Pay	—	—

Total:	—	—	583,374	1,497,200

Payments upon Termination or Change in Control—Michael D. Bornak

Executive Benefits and Payments Upon Termination	Voluntary or Involuntary for Cause Termination ($)	Normal Retirement ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Death or Disability ($)
Compensation:
Base Salary	—	—	134,167
Benefits and Perquisites:
Incremental Non-qualified Pension	—	—
Post-retirement Health Care	—	—	24,024
Life Insurance Proceeds	—	—		230,000
Disability Benefits	—	—		57,500
Accrued Vacation Pay	—	—

Total:	—	—	158,191	287,500

Potential Payments upon Termination or Change in Control—Paul A. McGrath

Executive Benefits and Payments Upon Termination	Voluntary or Involuntary for Cause Termination ($)	Normal Retirement ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Death or Disability ($)
Compensation:
Base Salary	—	—	241,034
Benefits and Perquisites:
Incremental Non-qualified Pension	—	—
Post-retirement Health Care	—	—	18,453
Life Insurance Proceeds	—	—		192,827
Disability Benefits	—	—		64,275
Accrued Vacation Pay	—	—

Total:	—	—	259,487	257,102

Potential Payments upon Termination or Change in Control—Christopher M. Zimmer

Executive Benefits and Payments Upon Termination	Voluntary or Involuntary for Cause Termination ($)	Normal Retirement ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Death or Disability ($)
Compensation:
Base Salary	—	—	313,500
Benefits and Perquisites:
Incremental Non-qualified Pension	—	—
Post-retirement Health Care	—	—	24,024
Life Insurance Proceeds	—	—		209,000
Disability Benefits	—	—		69,667
Accrued Vacation Pay	—	—

Total:	—	—	337,524	278,667

Potential Payments upon Termination or Change in Control—Douglas M. McSorley (1)

Executive Benefits and Payments Upon Termination	Voluntary or Involuntary for Cause Termination ($)	Normal Retirement ($)	Involuntary Not for Cause or Good Reason Termination (C/C) ($)	Death or Disability ($)
Compensation:
Base Salary	—	—	332,175
Benefits and Perquisites:
Incremental Non-qualified Pension	—	—
Post-retirement Health Care	—	—	24,024
Life Insurance Proceeds	—	—
Disability Benefits	—	—
Accrued Vacation Pay	—	—

Total:	—	—	356,609

(1)	Mr. McSorley resigned from his position with Universal Stainless effective May 31, 2013.

Additional Information on Employment Agreements and Compensation Plans

The summaries of the employment agreements and equity compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and is incorporated into this Proxy Statement by reference. Copies of any such agreement or plan also may be obtained by making written request to the Company’s Secretary.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee administers the Company’s executive compensation programs and policies. During 2013, Messrs. Ayers, Dunn, Kornblatt and Toledano, each a non-employee director at the time, served on the Compensation Committee. None of the members of the Compensation Committee (i) served as an officer or employee of the Company during 2013, (ii) ever served as an officer of the Company prior to 2013 or (iii) were engaged in 2013 in any transactions required to be disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (“the Committee”) is composed of four members, each of whom have been determined by the Board of Directors to be independent, as defined under applicable Nasdaq listing standards as currently in effect. The Board of Directors has further determined that M. David Kornblatt, the Chairman of the Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee appoints the Company’s independent registered public accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal control and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

The Committee also has received the written disclosures and the letter from SD, required by applicable requirements of the Public Company Accounting Oversight Board regarding SD’s communications with the Committee concerning independence, and the Committee has discussed with that firm its independence from the Company.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

The Audit Committee

M. David Kornblatt, Chairman

Christopher L. Ayers

Douglas M. Dunn

Udi Toledano

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed SD as independent registered public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2013. Representatives of SD are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table presents fees and other expenses for professional audit services rendered by SD for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees and other expenses for other services rendered by SD during those periods:

	2013	2012
Audit fees	$400,648	$382,019
Audit-related fees	55,868	75,840
Tax fees	1,633	17,580
All other fees	—	—

Total	$458,149	$475,439

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements and internal control over financial reporting and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees

The Company did not engage its independent registered public accountants for any other services.

The Audit Committee considered whether the provision of all services described above was compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2013 and 2012 were compatible with maintaining the auditor’s independence. All services described above were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i) of Regulation S-X promulgated by the SEC.

Policy on Audit and Compliance Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor and pre-approved all of the audit and non-audit services provided by SD in 2013 and 2012. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless’ equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, The NASDAQ Stock Market and Universal Stainless.

Based solely upon Universal Stainless’ review of the reports and representations provided to it by persons required to file reports under Section 16(a), Universal Stainless believes that all of the Section 16(a) filing requirements applicable to Universal Stainless’ reporting officers, directors and greater than 10% beneficial owners during 2013 were properly and timely satisfied. To date in 2014, Universal Stainless believes that all of the Section 16(a) filing requirements were properly and timely satisfied.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders must be received no later than December 25, 2014 for inclusion in the proxy statement and proxy card for that meeting. If a stockholder presents a proposal at the 2014 Annual Meeting, other than through inclusion of such proposal in Universal Stainless’ proxy materials for that meeting, management proxies may use their discretionary voting authority with respect to such proposal.

OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,

Paul A. McGrath

Vice President Administration, General Counsel and Secretary

Bridgeville, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

2014 Annual Meeting of Shareholders
Label Area 4” x 1 3/4”
May 13, 2014,
10:00 A.M., local time

This Proxy is Solicited On Behalf
Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

	▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY							Please mark your votes like this	☒
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING:
						FOR	AGAINST	ABSTAIN
1.	Election of the following nominees as directors:	FOR all Nominees listed below	WITHHOLD AUTHORITY to vote (except as indicated to the contrary for all nominees listed below)	2.	Approval of the compensation for the Company’s named executive officers.	☐	☐	☐
		☐	☐			FOR	AGAINST	ABSTAIN
	NOMINEES: (01) Christopher L. Ayers (02) Douglas M. Dunn (03) M. David Kornblatt	(04) Dennis M. Oates (05) Udi Toledano		3.	Ratification of the Appointment of Schneider Downs & Co., Inc. as the Company’s Independent Registered Public Accountants for 2014.	☐	☐	☐
	(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
	THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.			4.	OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature	Signature		Date	, 2014.

Note: Please print and sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the Proxy. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  ▲

PROXY

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON MAY 13, 2014

The undersigned hereby appoints Dennis M. Oates and Paul A. McGrath, and each of them, with full power of substitution, proxies to vote all shares of Common Stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the “Company”), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Universal Stainless facility located at 2058 South Bailey Road, North Jackson, Ohio 44451, on May 13, 2014 at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

(Continued, and to be marked, dated and signed, on the other side)